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Exhibit 99.1

March 14, 2002

Tetra Tech Updates Guidance for Second Quarter Based on
Slowdown in Communications Segment

Pasadena, California.    Tetra Tech, Inc. (NASDAQ: TTEK) announced updated guidance today for the second quarter and for the year based on the weakness in its communications business. The communications segment, which made up about 20% of the Company's net revenue at the end of last quarter and 30% last year, has been severely impacted by the global slowdown in communications expenditures. The Company did not receive the anticipated authorization to proceed on many of its communication contracts in the first two months of the calendar year, although the Company had been staffed and equipped to perform that work.

As a result of the costs incurred to date and its current outlook moving forward, the Company is significantly downsizing its communications business through a reorganization, and is revising its forecast according to the present workload in that business area. Tetra Tech now anticipates diluted earnings per share for the second quarter 2002 to be approximately 10 cents compared to its earlier forecast of approximately 24 cents for the quarter. Net revenue for the second quarter is now expected to range from approximately $175 million to $182 million, down from the Company's earlier forecast of $198 million to $208 million.

The Company is not forecasting an improvement in its communications segment in fiscal 2002, and thus updates its guidance for the year. Tetra Tech anticipates diluted earnings per share for fiscal year 2002 to be approximately $0.70 to $0.74, compared to its earlier forecast of $1.04 to $1.08. Net revenue for the year is forecasted to range from approximately $780 million to $820 million, as compared to the Company's earlier forecast of $920 million to $960 million.

Performance in the Company's Resource Management and Infrastructure segments, which made up about 80% of the Company's net revenue on a combined basis at the end of last quarter, is meeting the Company's original expectations, thus the outlook for these segments remains unchanged. Tetra Tech will report its second quarter 2002 financial results in an earnings release on or about April 17, 2002.

Investors will have the opportunity to listen to a conference call over the Internet discussing the updated guidance. The live call and replay will occur on Investor Broadcast Networks, Vcall web site, located at http://www.vcall.com on Friday, March 15, 2002 at 8:00 a.m. PST.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of specialized management consulting and technical services in three principal business areas: resource management, infrastructure and communications. The Company's clients include a diverse base of public and private sector organizations serviced through approximately 7,000 employees located in the United States and internationally.

CONTACT: Li-San Hwang, CEO, or Mike Bieber, Investor Relations 626/351-4664

This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning Tetra Tech's 2002 financial and business prospects. The statements, which represent Tetra Tech's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. These include risks associated with its acquisition strategy; fluctuations in its quarterly operating results and stock price; management of its growth strategy; loss of key personnel or its inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audit of its contracts with governmental agencies; losses under fixed-price contracts or termination of contracts at the client's discretion; inability to find qualified subcontractors; competition in its industry; risks of professional and other liabilities; conflict of interest issues; foreign currency fluctuations; and other uncertainties or risks reported from time to time in Tetra Tech's reports to the Securities and Exchange Commission, including those under the heading "Risk Factors" in its Form 10-K for the fiscal year ended September 30, 2001 and in its Form 10-Q for the fiscal quarter ended December 30, 2001. Tetra Tech undertakes no duty to update the Forward- Looking Statements.

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  Exhibit 99.1
Tetra Tech Updates Guidance for Second Quarter Based on Slowdown in Communications Segment